Exhibit 16.1

May 19, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TEN Holdings, Inc. under Item 4.01 of its Form 8-K, dated May 19, 2025. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of TEN Holdings, Inc. contained therein.

Very truly yours,

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.